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                                                                  EXHIBIT 10.16


                          EXCLUSIVE LICENSE AGREEMENT

                                    BETWEEN

                             THE BURNHAM INSTITUTE

                                      AND

                  GMP | DIAGNOSTIC | PROGNOSTIC MARKERS, INC.


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                          EXCLUSIVE LICENSE AGREEMENT


         This Agreement is made and entered into as of this 7th day of June, 2000 (the Effective Date), by and between The Burnham Institute, a 501(c)(3) corporation duly organized and existing under the laws of the State of California and having its principal office at 10901 North Torrey Pines Road, La Jolla, CA 92037 (hereinafter referred to as "Licensor"), and GMP|Diagnostic| Prognostic Markers, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal office at One East Broward Boulevard, Suite 1701, Fort Lauderdale, FL, 33301 (hereinafter referred to as "Licensee").

         WHEREAS, Licensor is the owner of certain Patent Rights (as that term shall be defined hereafter) and has the right to grant exclusive licenses under said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government for those patents developed with U.S. Government funding;

         WHEREAS, Licensor desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder in the Field of Use on the terms and conditions described herein;

         WHEREAS, Licensee has represented to Licensor that Licensee is ready, willing and able to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products (as that term shall be defined hereafter) and/or the use of Licensed Processes (as that term shall be defined hereafter) and that it shall commit itself to a thorough, vigorous and diligent program of research and development with respect to the Patent Rights in the Field of Use in accordance with the terms and conditions described herein so that public utilization shall result therefrom; and

         WHEREAS, Licensee desires to obtain an exclusive license under the Patent Rights on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                            ARTICLE I. DEFINITIONS

         For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

         A. "Affiliate" shall mean any company or other legal entity controlling, controlled by or under common control with Licensee. For purposes of the definition of "Affiliate" the term "control" shall mean: (i) in the case of a corporate entity, the direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity; (ii) in the case of a partnership, the power customarily held by a general partner to direct the management and policies of such partnership; or (iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a more than nominal economic interest and managerial role.


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         B.       "Children's Licenses" shall mean the License Agreements
between Children's Hospital and Licensee of even date pertaining to the Patent Rights identified in Appendix 1.

         C. "Combination Product(s) or Process(es)" shall mean a product or process that includes a Marker Panel Product or Process (the "Patented Components") sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights under this Agreement or the Children's Licenses (the "Unpatented Component").

         D. "Field of Use" shall mean the diagnosis or prognosis of any disease or condition in humans or animals.

         E. "First Commercial Sale" shall mean: (i) the first sale of the first Marker Panel Product or use of the first Marker Panel Process by Licensee, following approval of such Marker Panel Product or Process by the Food and Drug Administration, if any such approval is necessary; or (ii) when such governmental approval is not required, the first commercial sale of the first Marker Panel Product, or the first commercial use of the first Marker Panel Process.

         F. "Know-how" shall mean any and all manufacturing information, technical information, testing and analytic methods and specifications that Licensor owns or has sufficient rights to include in the license grant in
Article II hereof, necessary for research, development or manufacture of any Licensed Product or Licensed Process in the Field of Use.

         G.       "Licensed Product" shall mean any product or part thereof:

                  1. The manufacture, use or sale of which would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

                  2. The manufacture of which uses a "Licensed Process" as that term shall be defined hereafter.

         H. "Licensed Process" shall mean any process that would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

         I. "Licensee" shall mean Licensee and/or its permitted successor(s) or assignee(s) and/or its Affiliates.

         J. "Marker Panel Product" shall mean any product or part thereof:

                  1. The manufacture, use or sale of which in any country would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in any of the patent rights under the License Agreement for the Children's Licenses as identified in Appendix 1, or the Patent Rights under this Agreement.

                  2. The manufacture of which uses a "Marker Panel Process" as that term shall be defined hereafter.


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         K.       "Marker Panel Process" shall mean any process that would
infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the patent rights under the Children's Licenses or Patent Rights under this Agreement.

         L. "Net Sales" shall mean gross receipts received by Licensee or Licensee's Affiliates for Marker Panel Products or Processes produced hereunder, less the sum of the following:

                  1. Trade, quantity or cash discounts (including refunds, rebates, chargebacks and retroactive price adjustments) allowed in amounts customary in the trade.

                  2. Sales taxes, tariff duties and/or use taxes directly imposed and with reference to particular sales.

                  3. Freight, storage and delivery charges (including insurance premiums related to transportation and delivery) prepaid or allowed to the extent reflected on the customer invoice.

                  4.       Amounts allowed or credited on returns.

         No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee and on its payroll or for the cost of collections or any reserves with respect to potentially uncollectible accounts. Marker Panel Products or Processes shall be considered "sold" when billed out or invoiced. Notwithstanding anything herein to the contrary, the following shall not be considered a sale of a Marker Panel Product or Process under this Agreement:
(i) the transfer of a Marker Panel Product or Process to an Affiliate for sale by the Affiliate in a transaction that will be royalty bearing; (ii) the transfer of a Marker Panel Product or Process to a third party without consideration to Licensee in connection with the development or testing of a Marker Panel Product or Process; (iii) the transfer of a Marker Panel Product or Process to a third party without consideration in connection with the marketing or promotion of the Marker Panel Product or Process; or (iv) sale or use of a Marker Panel Product or Process by a Sublicensee.

         M. "Patent Rights" shall mean all of the following intellectual property that Licensor owns or has rights to during the term of this Agreement:

                  1. The United States and foreign patents and/or patent applications listed in Appendix 2 attached hereto and incorporated herein by reference and divisionals and continuations thereof to the extent that they are
(a) directly related to the subject matter specifically described in the patents and/or patent applications listed in Appendix 2 and (b) within the Field of Use.

                  2. The United States and foreign patents issued from the applications listed in Appendix 2, and from divisionals and continuations of those applications to the extent that they are (a) directly related to the subject matter specifically described in the patents and/or patent applications listed in Appendix 2 and (b) within the Field of Use.


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                  3.       Claims of United States and foreign continuations in
part applications and of the resulting patents, to the extent that they are (a) directly related to the subject matter specifically described in the United States and foreign patent applications described in Appendix 2 and (b) within the Field of Use.

                  4. Claims of all later filed foreign patent applications, and of the resulting patents, to the extent that they are based on subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article I, Paragraph M.

                  5. Any reissues, divisions, amendments, reexaminations or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this Article I, Paragraph M.

                  6. All enhancements and improvements consisting of claims not presented in, but dominated by, the claims contained in the patents and patent applications identified in subparagraphs 1 through 5 above, which are conceived of, or conceived of and first reduced to practice, prior to or in the course of the Program, as such term is used in the Sponsored Research Agreement.

         N. "Research Program" shall mean the research program between Licensee and Licensor that is sponsored by Licensee pursuant to the Sponsored Research Agreement.

         O. "Sponsored Research Agreement" shall mean the Sponsored Research Agreement between the parties, dated this even date herewith, including any extensions and renewals of the same.

         P. "Sublicensee" shall mean a person or entity unaffiliated with Licensee to whom Licensee has granted an arm's length sublicense under this Agreement.

         Q. "Sublicense Consideration" shall mean consideration of any kind received by the Licensee from a sublicense for sales of Marker Panel Products or Processes or fees received, in whatever form (including, without limitation, cash, securities or in-kind consideration), such as upfront fees or milestone fees and including any premium paid by the Sublicensee over Fair Market Value for stock of the Licensee received in consideration for such sublicense. However, not included in Sublicense Consideration are amounts paid to the Licensee by the Sublicensee for product development, research work, clinical studies and regulatory approvals performed by or for the Licensee and related to the Marker Panel Product, or third parties on their behalf pursuant to a specific agreement including a performance plan and commensurate budget related to the Marker Panel Product. The term "Fair Market Value for stock" as used in this Paragraph shall mean the average of the closing prices of the stock on all securities exchanges on which the stock may at the time be listed or, if there have been no sales on any such exchange on the date the value is being determined (the "Valuation Date"), the average of the highest bid and lowest asked prices on all such exchanges at the end of the Valuation Date, or, if the stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, on the Valuation Date or, if on such day the stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on the Valuation


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Date in the domestic over-the-counter market as reported by the National
Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of twenty (20) days consisting of the Valuation Date and the nineteen (19) consecutive business days prior to such day. If on the Valuation Date the stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value of each share of such stock shall be the fair market value of a share of the stock as of the Valuation Date, as reasonably determined by the Board.

                               ARTICLE II. GRANT

         A. Licensor hereby grants to Licensee the worldwide right and exclusive license to make, have made, use and sell the Licensed Products and to practice the Licensed Processes in the Field of Use to the end of the term for which the Patent Rights are granted, unless sooner terminated as provided in this Agreement.

         B. Notwithstanding anything above to the contrary, Licensor shall retain a royalty-free, nonexclusive, irrevocable license for the Field of Use (i) to practice, and to sublicense other non-profit research organizations to practice, the Patent Rights for noncommercial research purposes only, and
(ii) to transfer biological materials and information covered by the Patent Rights to research institutions and other non-profit collaborators for noncommercial research purposes only, pursuant to Material Transfer Agreements providing that any and all unmodified descendants and derivatives of materials and information covered by the Patent Rights will remain property of the Institute. For purposes of this paragraph, noncommercial research purposes shall exclude the practice of the Patent Rights to perform clinical research for a for-profit organization, to produce or manufacture products for general sale, or to perform diagnostic or prognostic services for a fee.

         C. The license granted hereunder shall be subject to the rights of the United States government, if any, under applicable laws or regulations.

         D. Subject to the terms of this Agreement, including the rights of termination set forth by Article XIII, Licensor hereby grants to Licensee the worldwide, irrevocable, perpetual right and non-exclusive license to practice Know-How to develop, test, make, have made, use, sell, have sold, offer for sale and import for use or resale the Licensed Products and Licensed Processes in the Field of Use for the term of this Agreement.

         E. Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.

         F. In order to establish exclusivity for Licensee, Licensor hereby agrees that it shall not, without Licensee's prior written consent, grant to any other commercial party a license to make, have made, use, lease and/or sell Licensed Products or to use the Licensed Processes in the Field of Use during the period of time in which this Agreement is in effect, except as otherwise specified in this Agreement or as required by law to grant rights to the United States Government.

         G. Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions


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hereof. Such sublicenses will terminate upon the termination of Licensee's rights granted herein unless events of default are cured by Licensee or Sublicensee within thirty (30) days of notification by Licensor of default and/or as otherwise provided by the terms of this Agreement.

         H. Licensee agrees that any sublicense granted by it shall provide that the obligations to Licensor of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (Insurance and Indemnification), IX (Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution), XIII (Term and Termination) and XV (Miscellaneous Provisions) of this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement. Licensee further agrees to attach a copy of this Agreement to all sublicense agreements, deleting economic terms when and as appropriate.

         I. Licensee agrees to provide to Licensor notice of any sublicense granted hereunder and to forward to Licensor a copy of any and all fully executed sublicense agreements within thirty (30) days of execution thereof. Licensee further agrees to forward to Licensor annually a copy of such reports received by Licensee from its Sublicensees during the preceding twelve
(12) month period as shall be pertinent to a royalty accounting under the applicable sublicense, and to fully comply with Paragraphs C and D of Article V.

         J. Licensee shall advise Licensor in writing of any consideration received from any Sublicensee in connection with a grant of a sublicense of the Patent Rights.

         K. Licensor agrees that if Licensee has provided to Licensor notice that Licensee has granted a sublicense to a Sublicensee under this Agreement, then in the event Licensor terminates this Agreement for any reason provided hereafter, Licensor shall provide to such Sublicensee no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee to Licensor in Licensee's notice to Licensor under Paragraph H of this Article II. Licensor agrees that upon the Sublicensee's notice as described below and provided the Sublicensee is not in breach of its sublicense, Licensor shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have granted to said Sublicensee; provided that the Sublicensee shall remain a Sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from Licensor. Sublicensee shall during said sixty (60) day period provide to Licensor notice wherein the
Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense;
(ii) agrees to abide by all of the terms and conditions of this Agreement applicable to sublicensees and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; and (iii) acknowledges that Licensor shall have no obligations to the Sublicensee other than its obligations set forth in this Agreement with regard to the Licensee's obligations under the pertinent sublicense.

         L. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not described in the Patent Rights, or as to any field not described in the Field of Use.


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*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


                          ARTICLE III. DUE DILIGENCE

         A. The parties acknowledge that Licensee has provided to Licensor prior to the date of execution of this Agreement a written commercialization development plan ("Development Plan") setting forth the initial indications and markets for Licensed Products and Licensed Processes. The Development Plan is attached hereto as Appendix 3 and is hereby incorporated herein by reference.

         B. Licensee shall use commercially reasonable efforts to achieve the objectives set forth in the Development Plan. Licensee shall be deemed to have used such commercially reasonable efforts so long as it has or has caused third parties to timely fund the Development Plan in accordance with the budget decided therein.

                   ARTICLE IV. ROYALTIES AND OTHER PAYMENTS

         A. For the rights, privileges and exclusive licenses granted hereunder, Licensee shall pay to Licensor the following amounts in the manner hereinafter provided until the end of the term of the last to expire Patent Right, unless this Agreement shall be sooner terminated as hereinafter provided:

                  1. A license issue fee of [***], which license issue fee shall be deemed earned and due immediately upon the execution of this Agreement.

                  2. Licensee shall reimburse Licensor for expended patent costs to date in an amount not to exceed [***] due immediately upon receipt of an invoice and supporting documentation.

                  3. Licensee shall make the following milestone payments to Licensor upon the occurrence of the following events ("Milestones"):

                           a.       [***] upon the First Commercial Sale; and

                           b.       A License Maintenance Fee of [***], which
shall be payable one year after the execution of this Agreement.

                  4. [***] of the "Running Royalties." Running Royalties shall mean an amount equal to [***] of the first [***] of Net Sales and [***] of Net Sales over that amount.

                  5. In the event Licensee has granted sublicenses under the License Agreements, Licensor is entitled to [***] of Sublicense Consideration.

         B. No multiple royalties shall be payable because any Marker Panel Product or Marker Panel Process, its manufacture, use, lease or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.


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*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


         C. To the extent that Licensee obtains subsequent to the date of this Agreement licenses to third party patents or other intellectual property that are necessary to produce or sell the specific markers covered by the Patent Rights for Marker Panel Products or Processes, Licensee may deduct from the Running Royalties and Sublicense Consideration due to Licensor twenty percent (20%) of the royalties due on such third party patents or intellectual property, up to an amount equal to fifty percent (50%) of Running Royalties and Sublicense Consideration due Licensor hereunder.

         D. For purposes of calculating Running Royalties for a Combination Product or Process one of the following methods will be used:

                  1. By multiplying the Net Sales of the Combination Product or Combination Process during the applicable royalty accounting period ("accounting period") by a fraction, the numerator of which is the aggregate gross selling price of the Licensed Component(s) contained in the Combination Product or Combination Process if sold separately, and the denominator of which is the sum of the gross selling price of the Licensed Component(s) and the Unlicensed Component(s) contained in the Combination Product or Combination Process if sold separately; or

                  2. In the event that no such separate sales are made of the Licensed Component(s) or the Unlicensed Components during the applicable accounting period, Net Sales for purposes of determining Running Royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product or Combination Process by a fraction, the numerator of which is the fair market value of the Licensed Component(s) and the denominator of which is the sum of the fair market value of the Licensed Component(s) and the Unlicensed Component(s) contained in the Combination Product or Combination Process.

         E. Running Royalties payments shall be paid in United States dollars in La Jolla, California, or at such other place as Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of Running Royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at Fleet Bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

         F. The Running Royalties payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of four percent (4%) above the prime rate in effect at Fleet Bank on the due date. The payment of such interest shall not foreclose Licensor from exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

         G. In consideration of the issuance of the license of the Patent Rights as contained in this Agreement, Licensee shall issue a total of [***] shares of Common Stock of Licensee, $.001 par value per share, (the "Shares") in the name of Licensor and such persons as Licensor shall designate in writing to Licensee. Licensee represents to Licensor that, as of the Effective Date, the aggregate number of Shares equals no less than [***] of the Licensee's issued and outstanding Common Stock calculated on a "Fully Diluted Basis." For purposes of this Paragraph, "Fully Diluted Basis" shall mean


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*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


that the total number of issued and outstanding shares of the Licensee's Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable, and shall assume the issuance or grant of all securities reserved for issuance pursuant to any Licensee stock or stock option plan in effect on the date of the calculation.

         H. The equity interest held by Licensor shall not be diluted below [***] until the earlier of (i) an initial public offering of securities by Licensee, or (ii) the funding of Licensee by GMP|Companies, Inc. or other entities has reached [***] in the aggregate.

                        ARTICLE V. REPORTS AND RECORDS

         A. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account in accordance with generally accepted accounting principles and containing sufficient detail to enable Licensor to determine the royalty and other amounts payable to Licensor under this Agreement and the accuracy of the reports required under Paragraph C of this Article V. Said books of account shall be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least five (5) years following the end of the calendar year to which they pertain.

         B. Licensor shall have the right to audit the books of account described above from time to time to the extent necessary to verify the reports provided for herein or compliance in other respects with this Agreement. Licensor or its agents shall perform these audits at Licensor's expense during Licensee's regular business hours. If as a result of an audit it is determined that additional amounts owed to Licensor represent more than 10% of the originally reported amount, Licensee shall reimburse Licensor for all reasonable costs incurred by Licensor in conducting the applicable audit.

         C. Licensee shall deliver to Licensor true and accurate reports by March 31, for the period July 1 through December 31 of the previous year, and on September 30, for the period January 1 through June 30 of the current year, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees under this Agreement as shall be pertinent to a royalty accounting hereunder and to verify Licensee's activities with respect to achieving the objectives of the Development Plan described in Article III above. These reports shall include at least the following:

                  1. Number of Marker Panel Products or Processes manufactured and sold.

                  2. Aggregate billings for Marker Panel Products and Processes sold.

                  3.       Accounting for all Marker Panel Products and
Processes sold.

                  4. Applicable deductions including an accounting of all funds that have been set aside for product development, research work, clinical studies and regulatory approvals.


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                  5.       Total royalties due.

                  6.       Names and addresses of all Sublicensees of Licensee.

                  7. Payments received by Licensee from Affiliates and Sublicensees.

                  8. Marker Panel Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

                  9.       All consideration received from Sublicensees.

         D. Until the First Commercial Sale, Licensee shall provide to Licensor at least annually, on each anniversary of the Effective Date of this Agreement, reasonable detail regarding the activities of Licensee and Licensee's Affiliates and Sublicensees relative to achieving the objectives set forth in the Development Plan in a timely manner, including but not limited to, reports of financial expenditures to achieve said objectives, research and development activities, regulatory approvals, strategic alliances and manufacturing, sublicensing and marketing efforts.

         E. With each such report submitted, Licensee shall pay to Licensor the Running Royalties and other consideration, if any, due and payable under this Agreement. If no Running Royalties or other consideration, if any, shall be due, Licensee shall so report.

         F. On or before the ninetieth (90th) day following the close of Licensee's fiscal year, Licensee shall provide Licensor with Licensee's certified financial statements for the preceding fiscal year, including at a minimum a balance sheet and an operating statement.

                        ARTICLE VI. PATENT PROSECUTION

         A. Licensor shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix 2. The prosecution, filing and maintenance of all Patent Rights applications and patents shall be the primary responsibility of Licensor. Licensee shall have reasonable opportunities to advise Licensor, including concerning the selection and/or retention of counsel, and shall cooperate with Licensor in the prosecution, filing and maintenance of the Patent Rights. Licensor agrees to implement requests from Licensee to the extent such requests are reasonable and not in conflict with the policies and objectives of the Licensor.

         B. Licensee shall reimburse to Licensor the amount of all fees and costs relating to the filing, prosecution and maintenance of the Patent Rights incurred after the date of this Agreement. Licensor shall provide to Licensee an itemized invoice of all such fees and Licensee shall pay to Licensor all amounts due under said invoice within ten (10) days of the date of said invoice. If the Patent Rights are licensed to third parties, such patent costs shall be equitably apportioned.


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         C.       In the event Licensor elects not to pursue, maintain or
retain a particular Patent Right licensed to Licensee hereunder, Licensor shall so notify Licensee in sufficient time for Licensee to assume the filing, prosecution and/or maintenance of such application or patent at Licensee's expense. In such event, Licensor shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Patent Right. Licensee shall have no further royalty obligations under this Agreement with respect to any such Patent Right.

                           ARTICLE VII. INFRINGEMENT

         A. Licensee and Licensor shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use and of any available evidence thereof.

         B. Licensor shall have the first right to enforce any patent within Patent Rights against any infringement or alleged infringement, past or future, thereof, and shall at all times keep Licensee informed as to the status thereof. Licensor may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer, past or future, and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof. Should any damages award or settlement obtained exceed the unreimbursed out-of-pocket expenses and legal fees of such action, the remaining portion shall be treated as Sublicense Consideration. Licensor shall indemnify Licensee against any order for costs that may be made against Licensee in such proceedings.

         C. If Licensor elects not to enforce any patent within the Patent Rights in the Field of Use, then it shall so notify Licensee in writing within six (6) months of receiving notice that an infringement exists, and Licensee may, at its own expense, take steps to enforce any patent, for past or future infringement, in a manner consistent with the terms and provisions hereof. Should any damages award or settlement obtained exceed the costs of such action the remaining portion shall be treated as Sublicense Consideration. Licensee shall indemnify Licensor and other licensees of the Patent Rights against any order for costs that may be made against Licensor in such proceedings.

         Licensee shall fully inform and consult with Licensor with respect to all of the steps referred to in the preceding sentence, including without limitation initiating or prosecuting litigation. Licensor shall have the right to (i) approve Licensee's choice of counsel in any such litigation, and (ii) review in advance all major decisions, positions or actions that Licensee wishes to take in any such litigation, which would impair any interest of Licensor in the Patent Rights, including interests of Licensor's third party licensees. All such decisions, positions or actions shall be promptly reviewed by the Licensor (i.e. within 20 days), and Licensee shall consider, and discuss with Licensor, in good faith any concerns or issues Licensor may raise.

         D. In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation, Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due to Licensor under Paragraphs A(4) and (5) of Article IV above and apply the same toward reimbursement of Licensee's unreimbursed out-of-pocket expenses and legal fees of such action. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to such suit and next toward reimbursement of Licensor for any payments under Article IV past due or withheld and applied pursuant to this Article VII. The balance remaining from any such recovery shall be treated as Sublicense Consideration.

         E. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, Licensor, at its option, shall have the right, within thirty
(30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense.

         F. In any infringement suit which either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and the expense of the party initiating such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

         G. Licensee shall during the exclusive period of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights. Any upfront fees paid to Licensee shall be Sublicense Consideration.

         H. Any settlement of an infringement action described in Paragraph B and C of this Article VII shall be subject to mutual consent of the Licensor and Licensee, which consent shall not be unreasonably withheld, conditioned or delayed. Licensee acknowledges and agrees that it shall not be unreasonable for Licensor to withhold its consent to such a settlement at the request of a third party licensee of Licensor under patents or patent applications related to the Patent Rights if such third party licensee's rights could be materially and adversely affected by such settlement. In addition, Licensee shall have the right to consent, which consent shall not be unreasonably withheld, conditioned or delayed, to any settlement of patent litigation by Licensor or any third party licensee of Licensor related to the Patent Rights if Licensee's rights could be materially affected by such settlement.

                     ARTICLE VIII. UNIFORM INDEMNIFICATION
                            AND INSURANCE PROVISIONS

         A. Licensee shall indemnify, defend and hold harmless Licensor, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold by Licensee or any Sublicensee pursuant to any right or license granted to Licensee under this Agreement.

         B. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to Licensor to defend against any actions brought or filed against any party indemnified by Licensee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

         C. Licensee's indemnification under Article VIII, Paragraph A and duty to defend under Article VIII, Paragraph B shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

         D. Beginning at the time as any product, process or service relating to, or developed pursuant to, this Agreement is being used in clinical trials, commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of commercial general liability and products liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, with an insurer which is A.M. Best rated "A" or higher, and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage (including for clinical trials) and (ii) contractual liability coverage for Licensee's indemnification under Article VIII, Paragraphs A through C of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to Licensor and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article VIII, Paragraph D shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Article VIII, Paragraphs A through C of this Agreement.

         E. Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor. Licensee shall provide Licensor with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, Licensor shall have the right to terminate this Agreement effective at the end of such thirty (30) day period. In such an event, Licensee shall be given written notice by Licensor of its termination of this Agreement and Licensee shall have thirty (30) days to reinstate this Agreement by providing written evidence of replacement insurance providing comparable coverage.

         F. Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years, unless tail insurance is obtained.

         G. Licensee represents and warrants that the interests in the Patent Rights granted to Licensee are free and clear of all liens, claims and encumbrances of third parties claiming by through or under Licensor except as otherwise described in the Agreement. OTHER THAN WARRANTIES SET FORTH HEREIN, LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF NONINFRINGEMENT, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE

RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

         H. Article VIII, Paragraphs A through G shall survive expiration or termination of this Agreement.

                          ARTICLE IX. EXPORT CONTROLS

         It is understood that Licensor is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor neither represents that a license shall not be required, nor that if required, it shall be issued.

                          ARTICLE X. NON-USE OF NAMES

         Licensee shall not use the name of Licensor nor the name of any of its corporate affiliates or employees, nor any adaptation thereof, without prior written consent, or deemed consent, as defined in the second sentence of this Article, obtained from Licensor in each case, which consent shall not be unreasonably withheld. For the purposes of this Article X, Licensor shall be deemed to have consented to the use of its name, in form and content, unless it objects in writing not less than ten (10) business days after Licensor's actual receipt, as confirmed by Licensee, of Licensee's proposed use of Licensor's name, accompanied by a request for consent, which request shall specify that
(a) Licensor is to provide notice of any objections within ten (10) business days of receipt of the notice and (b) failure to timely object shall be deemed to constitute consent. Any Licensee request of the type referred to in the preceding sentence shall be directed to the attention of: Office of the President, The Burnham Institute, 10901 North Torrey Pines Road, La Jolla, California 92037.

                            ARTICLE XI. ASSIGNMENT

         A. Except as otherwise provided herein, this Agreement is not assignable in whole or in part, and any attempt to do so shall be void and of no effect.

         B. Licensor may assign this Agreement at any time to any corporate affiliate of Licensor without the prior consent of Licensee.

         C. Except as provided in Article XI, Paragraph D below, Licensee may assign this Agreement to another entity only with the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

         D. Notwithstanding anything herein to the contrary, in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, Licensee may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without Licensor's consent so long as: (i) Licensee is not then in breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth Licensee had as of the date of this Agreement; (iii) the proposed assignee has available resources and sufficient scientific, business and other expertise comparable to Licensee in order to satisfy its obligations hereunder; (iv) Licensee provides written notice of the assignment to Licensor, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least thirty (30) days prior to the effective date of the assignment; and (v) Licensor receives from the assignee, in writing, at least thirty (30) days prior to the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; and (c) an agreement to perform the obligations of Licensee under this Agreement.

                ARTICLE XII. DISPUTE RESOLUTION AND ARBITRATION

         A. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other of such claim, dispute or controversy in writing, describing the dispute in reasonable detail. By no later than five
(5) business says after the recipient has received such notice of dispute, each party shall have selected a representative who shall have the authority to bind such party and shall have advised the other party in writing of the name and title of such representative.

         B. Within fifteen (15) days of receipt of a request for mediation as described above, the parties agree to commence mediation in the City of Boston, Commonwealth of Massachusetts in accordance with the policies and procedures of Endispute, Inc. ("Endispute"), or in the event that Endispute is no longer in operation, in accordance with the policies and procedures of the American Arbitration Association (the "AAA"). The parties shall select a mediator acceptable to both of them from a list provided by Endispute. The parties agree to cooperate in good faith in said mediator's efforts to assist the parties to resolve the dispute. Each party agrees to pay fifty percent (50%) of the costs of said mediation. If the matter has not been resolved within thirty (30) days of the commencement of mediation, either party may request in writing that the matter be submitted to arbitration in accordance with the following subparagraph.

         C. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties or by mediation shall be resolved by final and binding arbitration in Boston, Massachusetts in accordance with the rules of the AAA then obtaining and all expenses, in connection therewith, will be shared equally, except for the expense of the parties' respective legal counsels. A single arbitrator shall be mutually agreed upon and if the parties are unable to agree on a mutually acceptable arbitrator, an arbitrator shall be chosen in accordance with AAA rules. Any award rendered in such arbitration shall be final and may be enforced by either party.

         D. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                      ARTICLE XIII. TERM AND TERMINATION

         A. Subject to the other Paragraphs of this Article, the term of this Agreement shall be not less than fifteen (15) years or the life of the last expiring Patent Right, whichever period is the longer term.

         B. Licensor may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced.

         C. Licensor may terminate this Agreement upon thirty (30) days prior written notice in the event of Licensee's failure to pay to Licensor its portion of Running Royalties or other amounts due and payable hereunder in a timely manner, unless Licensee shall make all such payments to Licensor within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to Licensor, the rights, privileges and licenses granted hereunder shall terminate.

         D. Except as otherwise provided in Paragraph C above, either party may terminate this Agreement upon sixty (60) days prior written notice in the event of the other party's breach or default of any material term or condition or warranty contained in this Agreement, unless breaching party shall cure such breach to the nonbreaching party's reasonable satisfaction within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if the breaching party shall not have cured said breach to the reasonable satisfaction of the nonbreaching party, the rights, privileges and license granted hereunder shall terminate.

         E. Licensee shall have the right to terminate this Agreement and related Sponsored Research with Licensor at any time upon six (6) months' prior written notice to Licensor, and upon payment by Licensee of all amounts due Licensor through the effective date of termination.

         F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and any Sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay to Licensor the Running Royalties and the portion of Sublicensee Consideration thereon as required under this Agreement and shall submit the reports required under this Agreement on the sales of Licensed Products.

                   ARTICLE XIV. PAYMENTS, NOTICES, AND OTHER
                                 COMMUNICATIONS

         A. All payments, notices, reports and/or other communications made in accordance with this Agreement, shall be sufficiently made or given on the date of the mailing if delivered by hand, by facsimile or sent by first class mail postage prepaid and addressed as follows:

      In the case of Licensor:    Cheryl A. Moore
                                  Vice President & Chief Administrative Officer
                                  The Burnham Institute
                                  10901 North Torrey Pines Road
                                  La Jolla, California 92037

      In the case of Licensee:    Bart Chernow, M.D., President
                                  GMP | Diagnostic | Prognostic Markers, Inc.
                                  One East Broward Boulevard, Suite 1701
                                  Fort Lauderdale, Florida 33301

or such other address as either party shall notify the other in writing.

                        ARTICLE XV. GENERAL PROVISIONS

         A. All rights and remedies hereunder will be cumulative and not alternative.

         B. This Agreement may be amended only by written agreement signed by the parties.

         C. It is expressly agreed by the parties hereto that Licensor and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

         D. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

         E. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

         F. Licensor agrees to promptly issue, from time to time, upon written request, estoppel certificates in favor of the Licensee, Sublicensees or potential Sublicensees setting forth the status of this Agreement and, if in default, the conditions required to cure the same.

         G. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         H. The failure of either party to assert a right to which it is entitled or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

         I. Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

         J. Each party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

         K. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         L. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to choice of law rules.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

BURNHAM INSTITUTE                         GMP | DIAGNOSTIC | PROGNOSTIC
                                            MARKERS, INC.



By:                                       By:
   -----------------------------------       ----------------------------------
Name:     Cheryl A. Moore                    Name:     Bart Chernow, M.D.
Title:    Chief Administrative Officer       Title:    President



Appendix 1 - Children's Patent Rights
Appendix 2 - Burnham Patent Rights
Appendix 3 - Development Plan

                                   APPENDIX 1

              Patent Rights for the Children's License Agreements

         6,037,138 (breast cancer associated MMP)
         09/469,637 (urine assay, etc.)
         5,663,071 (nucleic acids, vectors, host cell)
         5,721,337 (protein)
         5,831,033 (antibody)
         CMCC 737 (TB 16)
         5,858,681 (method of prognosis)
         09/135,599 (method of diagnosis)
         6,017,717
         PCT/US98/21671
         ID CMCC 737

                                   APPENDIX 2

                Patent Rights for the Burnham License Agreement


------------------------------------------------------------------ -------------------------------------------
                    ARTICLE XVI. Patent Family                     U.S. Patent Nos., Application Nos. or
                                                                   Application Names
------------------------------------------------------------------ -------------------------------------------
1. BAP-1 Family                                                    i.   5,539,094
------------------------------------------------------------------ -------------------------------------------
                                                                   ii.  5,650,491
------------------------------------------------------------------ -------------------------------------------
                                                                   iii. 5,641,866
------------------------------------------------------------------ -------------------------------------------
                                                                   iv.  5,686,595
------------------------------------------------------------------ -------------------------------------------
2. BCL-G Family                                                    i. App. 09/461,641 filed 12/14/99
------------------------------------------------------------------ -------------------------------------------
3. BAG Family                                                      i. App. 09/150,489 filed 9/9/98 (Novel
                                                                   Bag-1 Related Proteins)
------------------------------------------------------------------ -------------------------------------------
                                                                   ii. App. 09/394,142 filed 9/9/99 (Novel
                                                                   BAG proteins and nucleic acid molecules)
------------------------------------------------------------------ -------------------------------------------
                                                                   iii. App. 09/350,518 filed 7/19/99
                                                                   (Measuring levels of BAG expression)
------------------------------------------------------------------ -------------------------------------------
                                                                   iv. PCT\US99\21053 filed 9/9/99 (Novel
                                                                   Bag-1 Related Proteins)
------------------------------------------------------------------ -------------------------------------------
4. BAX Inhibitor Proteins                                          i. 5,837,838
------------------------------------------------------------------ -------------------------------------------
5. TRAF Family                                                     i. App. 09/434,784 filed 11/5/99
------------------------------------------------------------------ -------------------------------------------
6. Novel CARD Proteins                                             i. App 09/388,221 filed 9/1/99
------------------------------------------------------------------ -------------------------------------------

*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


                                   APPENDIX 3

                                DEVELOPMENT PLAN

         GMP | Diagnostic | Prognostic Markers, Inc. agrees to fund up to an aggregate of [***] to fund the research and development and the commercialization of the Marker Panel Products and Marker Panel Processes, and shall attempt to develop a Marker Panel Product or Marker Panel Process pursuant to the following schedule:

June 1, 2000 through May 31, 2003 - Sponsored Research and Research and Development

June 1, 2003 through May 31, 2005 - Obtain FDA approval and develop boxed assays in commercial form